EXHIBIT 4.1


                           AMENDED AND RESTATED

                                 $30,000,000

                         LONG TERM CREDIT AGREEMENT



                                    among



                               TBC CORPORATION

                              as the Borrower,



                   THE LENDING INSTITUTIONS PARTY HERETO,

                               as the Lenders



                  FIRST TENNESSEE BANK NATIONAL ASSOCIATION

                        as the Administrative Agent,

                                     and




                          THE CHASE MANHATTAN BANK

               as the Syndication Agent and Sole Book Manager



                                 dated as of

                              November 9, 1998





                                TABLE OF CONTENTS


ARTICLE I
DEFINITIONS.................................................................  1

ARTICLE II
THE CREDITS................................................................. 14

     2.1  Commitment........................................................ 14
     2.2  Letter of Credit Subfacility...................................... 14
          2.2.1 Obligation to Issue......................................... 14
          2.2.2 Procedure for Issuance of Facility L/C...................... 14
          2.2.3 Participation in Facility L/C............................... 15
          2.2.4 Facility L/C Fee............................................ 17
          2.2.5 Reimbursement for Draws Under Facility L/C's................ 18
          2.2.6 Issuing Lender Reporting Requirements....................... 20
          2.2.7 Indemnification; Assumption of Risk......................... 20
          2.2.8 Letter of Credit Collateral Account......................... 21
          2.2.9 Letter of Credit Applications............................... 21
     2.3  Ratable Loans; Types of Advances.................................. 21
     2.4  Fees.............................................................. 21
          2.4.1 Arranger's Fee.............................................. 21
          2.4.2 Administrative Agent's Fee.................................. 21
          2.4.3 Commitment Fees............................................. 21
     2.5  Reductions in Aggregate Commitment................................ 22
     2.6  Minimum Amount of Each Advance.................................... 22
     2.7  Optional Principal Payments....................................... 22
     2.8  Method of Selecting Types and Interest Periods for New Advances... 22
     2.9  Conversion and Continuation of Outstanding Advances............... 22
     2.10 Changes in Interest Rate, etc..................................... 23
     2.11 Rates Applicable After Default.................................... 23
     2.12 Method of Payment................................................. 24
     2.13 Notes; Telephonic Notices......................................... 24
     2.14 Interest Payment Dates; Interest and Fee Basis.................... 24
     2.15 Notification of Advances. Interest Rates. Prepayments and Commitment
          Reduction......................................................... 25
     2.16 Lending Installations............................................. 25
     2.17 Non-Receipt of Funds by the Administrative Agent.................. 25













ARTICLE III
CHANGE IN CIRCUMSTANCES..................................................... 25

     3.1  Yield Protection.................................................. 25
     3.2  Changes in Capital Adequacy Regulations........................... 26
     3.3  Availability of Types of Advances................................. 27
     3.4  Funding Indemnification........................................... 27
     3.5  Lender Statements; Survival of Indemnity.......................... 27

ARTICLE IV
CONDITIONS PRECEDENT; WITHHOLDING TAX EXEMPTION............................. 27

     4.1  Initial Advances.................................................. 27
     4.2  Each Advance...................................................... 27
     4.3  Withholding Tax Exemption......................................... 29

ARTICLE V
REPRESENTATIONS AND WARRANTIES.............................................. 30

     5.1  Corporate Existence and Standing.................................. 30
     5.2  Authorization and Validity........................................ 30
     5.3  No Conflict: Government Consent................................... 30
     5.4  Financial Statements.............................................. 31
     5.5  Material Adverse Change........................................... 31
     5.6  Taxes............................................................. 31
     5.7  Litigation and Contingent Obligations............................. 31
     5.8  Subsidiaries...................................................... 31
     5.9  ERISA............................................................. 31
     5.10 Accuracy of Information........................................... 32
     5.11 Regulation U...................................................... 32
     5.12 Material Agreements............................................... 32
     5.13 Compliance With Laws.............................................. 32
     5.14 Ownership of Properties........................................... 32
     5.15 Plan Assets: Prohibited Transactions.............................. 32
     5.16 Environmental Matters............................................. 32
     5.17 Investment Company Act............................................ 33



ARTICLE VI
COVENANTS................................................................... 33

     6.1  Financial Reporting............................................... 33
     6.2  Use of Proceeds................................................... 34
     6.3  Notice of Default................................................. 34










     6.4  Conduct of Business............................................... 34
     6.5  Taxes ............................................................ 35
     6.6  Insurance......................................................... 35
     6.7  Compliance with Laws.............................................. 35
     6.8  Environmental Covenant............................................ 35
     6.9  Maintenance of Properties......................................... 35
     6.10 Inspection........................................................ 35
     6.11 Dividends......................................................... 36
     6.12 Merger............................................................ 36
     6.13 Indebtedness...................................................... 36
     6.14 Sale of Assets.................................................... 36
     6.15 Liens............................................................. 37
     6.16 Affiliates........................................................ 38
     6.17 [Reserved]........................................................ 38
     6.18 Consolidated Tangible Net Worth................................... 38
     6.19 Consolidated Total Liabilities.................................... 38
     6.20 Fixed Charge Coverage Ratio....................................... 38
     6.21 [Reserved]........................................................ 38
     6.22 Retail Stores Under Development................................... 38
     6.23 Minimum Working Capital........................................... 39
     6.24 Employee Benefit Plans............................................ 39
     6.25 Other Agreements.................................................. 39

ARTICLE VII
DEFAULTS.................................................................... 39

ARTICLE VIII
ACCELERATION WAIVERS, AMENDMENTS AND REMEDIES............................... 41
     8.1  Acceleration...................................................... 41
     8.2  Amendments........................................................ 42
     8.3  Preservation of Rights............................................ 43

ARTICLE IX
GENERAL PROVISIONS.......................................................... 43

     9.1  Survival of Representations....................................... 43
     9.2  Governmental Regulation........................................... 43
     9.3  Taxes............................................................. 43
     9.4  Headings.......................................................... 43
     9.5  Entire Agreement.................................................. 43
     9.6  Several Obligations: Benefits of this Agreement................... 43
     9.7  Expenses: Indemnification......................................... 44
     9.8  Numbers of Documents.............................................. 44







     9.9  Accounting........................................................ 44
     9.10 Severability of Provisions........................................ 44
     9.11 Nonliability of Lenders........................................... 44
     9.12 Confidentiality................................................... 45
     9.13 Nonreliance....................................................... 45

ARTICLE X
THE ADMINISTRATIVE AGENT.................................................... 45

     10.1 Appointment; Nature of Relationship............................... 45
     10.2 Powers............................................................ 46
     10.3 General Immunity.................................................. 46
     10.4 No Responsibility for Loans, Recitals, etc........................ 46
     10.5 Action on Instructions of Lenders................................. 46
     10.6 Employment of Agents and Counsel.................................. 46
     10.7 Reliance on Documents Counsel..................................... 47
     10.8 Administrative Agent's Reimbursement and Indemnification.......... 47
     10.9 Notice of Default................................................. 47
     10.10 Rights as a Lender............................................... 47
     10.11 Lender Credit Decision........................................... 48
     10.12 Successor Administrative Agent................................... 48

ARTICLE XI
SETOFF; RATABLE PAYMENTS.................................................... 48

     11.1 Setoff............................................................ 48
     11.2 Ratable Payments.................................................. 49

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS........................... 49

     12.1 Successors and Assigns............................................ 49
     12.2 Participations.................................................... 49
          12.2.1 Permitted Participants; Effect............................. 49
          12.2.2 Voting Rights.............................................. 50
          12.2.3 Benefit of Setoff.......................................... 50
     12.3 Assignments....................................................... 50
          12.3.1 Permitted Assignments...................................... 50
          12.3.2 Effect; Effective Date..................................... 50
     12.4 Dissemination of Information...................................... 51
     12.5 Tax Treatment..................................................... 51










ARTICLE XIII
NOTICES..................................................................... 51

     13.1 Notices........................................................... 51
     13.2 Change of Address................................................. 52

ARTICLE XIV
COUNTERPARTS................................................................ 52

ARTICLE XV
CHOICE OF LAW,  CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL............... 52

     15.1 Choice of Law..................................................... 52
     15.2 Consent to Jurisdiction........................................... 52
     15.3 Waiver of Jury Trial.............................................. 52





































                            EXHIBITS

EXHIBIT "A"    NOTE ......................................................A-1

EXHIBIT "B"    FORM OF OPINION ...........................................B-1

EXHIBIT "C"    COMPLIANCE CERTIFICATE ....................................C-1

EXHIBIT "D"    ASSIGNMENT AGREEMENT ......................................D-1

EXHIBIT "E"    LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION............ E-1

EXHIBIT "F"    GUARANTY ................................................. F-1








































     This Amended and Restated Long Term Credit Agreement (the "Agreement") is entered into this the 9th day of November, 1998, by and among TBC CORPORATION ("Borrower"), FIRST TENNESSEE BANK NATIONAL ASSOCIATION as administrative agent ( "Administrative Agent") for itself as Lender and the other undersigned Lenders, THE CHASE MANHATTAN BANK, as Lender and as the syndication agent and sole book manager ("Syndication Agent"), and SUNTRUST BANK, NASHVILLE, N.A. ("Lender").

                        W I T N E S S E T H:

     WHEREAS, TBC Corporation, NBD Bank (now known as First National Bank of Chicago) as Co-Agent and a Lender, First Tennessee Bank National Association as Administrative Agent and a Lender, and Suntrust Bank, Nashville, N.A., as a Lender, entered into a Long Term Credit Agreement on September 25, 1996 (the "Long Term Agreement"); and

     WHEREAS, such parties agreed to amend the September 25, 1996 Long Term Credit Agreement on the following dates: July 1, 1997; October 28, 1997; December 17, 1997; and October 14, 1998 (the "Amendments"); and

     WHEREAS, The Chase Manhattan Bank has agreed to replace First National Bank of Chicago as a Lender under the Long Term Agreement as amended by the Amendments, upon assignment by First National Bank of Chicago of its rights hereunder and under the other Loan Documents; and

     WHEREAS, the parties to this Agreement have agreed to enter into an Amended and Restated Long Term Credit Agreement for the purpose of consolidating the Long Term Agreement as amended by the Amendments, and to evidence the substitution of The Chase Manhattan Bank for First National Bank of Chicago as a Lender hereunder;

     NOW, THEREFORE, for valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

     As used in this Agreement:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership, joint venture, or limited liability company, or division thereof, or any other entity, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other





than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company, or joint venture or any other entity.

     "Acquisition Agreement" means the acquisition documents entered into between the Borrower and Big O pursuant to the Big O Acquisition.

     "Administrative Agent" means First Tennessee Bank in its capacity as administrative agent for the Lenders pursuant to Article X and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     "Administrative Agent's Fee Letter" means the letter agreement dated September 25, 1996 between the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

     "Advance" means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

      "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders. as reduced from time to time pursuant to the terms hereof

     "Aggregate Outstandings" means, at any date of determination, the aggregate of the Outstandings of all the Lenders as of such date of determination.

     "Agreement" means this Amended and Restated Long Term Credit Agreement, as it may be amended or modified and in effect from time to time.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day or (ii) the sum of Federal Funds Effective Base Rate for such day plus 1/2% per annum.

     "Applicable Percentage" means for any day, the rate per annum set forth below opposite the applicable ratio of (a) the Funded Indebtedness of the Borrower at the end of the preceding fiscal quarter then most recently ended to (b) EBITDA of the Borrower for the preceding four fiscal quarters then most recently ended, it being understood that the Applicable Percentage for
(i) Floating Rate Advances shall be the percentage set forth under the column "Floating Rate Advance Margin",





(ii) Eurodollar Advances shall be the percentage set forth under the column "Eurodollar Advance Margin", and (iii) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee":



             Funded        Eurodollar     Floating Rate
          Indebtedness   Advance Margin  Advance Margin  Commitment Fee
           to EBITDA


             <=1.5           0.450%            0%            0.175%


         >1.5 but <=2.25     0.600%            0%            0.200%


        >2.25 but <=3.00     0.750%            0%            0.225%



             >3.00           0.875%            0%            0.250%



     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the first day of the month after the date of delivery of the quarterly compliance certificate and financial information provided in accordance with Sections 6.1(ii) and 6.1(iii), as appropriate, provided, however, that if such compliance certificate and financial information are not delivered within two Business Days after the date required hereunder (each an "Interest Determination Date"), the Applicable Percentage shall increase to the maximum percentage amount set forth in the table above from the date such compliance certificate and financial statements were required to be delivered to the Administrative Agent until received by the Administrative Agent. The Applicable Percentage shall be effective from an Interest Determination Date until the next such Interest Determination Date. The Administrative Agent shall determine the appropriate Applicable Percentages promptly upon receipt of the quarterly or annual financial information and promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive absent demonstrable error. The initial Applicable Percentages shall be 0% in the case of Floating Rate Loans, 0.750% in the case of Eurodollar Loans, and 0.225% in the case of the Commitment Fee, until the first Interest Determination Date occurring after the Closing Date;

     "Arranger" means First Chicago Capital Markets, Inc.

     "Arranger's Fee Letter" means the letter agreement dated as of May 24, 1996 between the Arranger and the Borrower.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the President, Senior Vice President Operations and Treasurer or Vice President and Controller of the Borrower, acting singly.

     "Big O" means Big O Tires, Inc., a Nevada corporation.





     "Big O Acquisition" means the acquisition by the Borrower of all of the outstanding shares of Big O for a total aggregate purchase price not exceeding $60,000,000, which occurred contemporaneously with the execution and delivery of the Long Term Agreement.

     "Borrower" means TBC Corporation, a Delaware corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (i) with respect to any borrowing, Facility L/C issuance, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Memphis and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Memphis for the conduct of substantially all of their commercial lending activities.

     "Capital Expenditure" means, for any Person and for any period of its determination, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases placed in effect during that period which is capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment, or any similar fixed asset or long term capitalized asset accounts reflected in the balance sheet of such Person. Capital Expenditures does not include amounts attributed to construction or development of Retail Stores Under Development.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower.

     "Chase" means The Chase Manhattan Bank, a New York banking corporation, in its individual capacity, and its successors and assigns.

     "Closing Date" means the date on which the conditions set forth in
Section 4.1 were fulfilled under the Long Term Agreement.





     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commercial L/C Fee Rate" means, at any time, one percent (1.0%) per annum.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans and to participate in Facility L/C's as provided herein not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof

     "Commitment Fee" is defined in Section 2.4.3.

     "Condemnation" is defined in Section 7.8.

     "Consolidated Funded Indebtedness" means, at any date, all Funded Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis.

     "Consolidated Net Income" means, for any period, the consolidated net income or loss of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

     "Consolidated Net Worth" means, at any date, the consolidated net worth of the Borrower and its Subsidiaries at such date, determined in accordance with GAAP.

     "Consolidated Tangible Net Worth" means, at any date, Consolidated Net Worth after subtracting therefrom the aggregate amount of all intangible assets of the Borrower and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and operating rights, all determined in accordance with GAAP.

     "Consolidated Total Liabilities" means at any date, the consolidated total liabilities of the Borrower and its subsidiaries at such date, determined in accordance with GAAP, plus Contingent Obligations, (excluding intercompany obligations).

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise contractually assures any creditor of such other Person against loss, which shall include any recourse deficiency amount or guaranteed residual portion under any Synthetic Lease.

     "Conversion/Continuation Notice" is defined in Section 2.9.





     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Corporate Base Rate" means a rate per annum equal to the prime rate of interest announced by First Tennessee Bank from time to time, changing when and as said prime rate changes.

     "Default" means an event described in Article VII.

     "EBIT" means, with respect to the Borrower and its Subsidiaries and for any period of its determination, the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus the consolidated interest expense, and taxes, all determined in accordance with GAAP consistently applied.

     "EBITDA" means, with respect to the Borrower and its Subsidiaries and for any period of determination, EBIT of the Borrower and its Subsidiaries for such period, plus depreciation and amortization of the Borrower and its Subsidiaries for such period, all determined in accordance with GAAP.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate per annum equal to the applicable London interbank offered rate for U.S. Dollar deposits appearing on Telerate Page 3750 as of 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period (and if no London interbank offered rate of such maturity then appears on Telerate Page 3750, then the Eurodollar Rate shall be equal to the London interbank offered rate for U.S. Dollar Deposits maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Administrative Agent from Telerate Page 3750) for the number of days comprised therein and in an amount equal to the amount of the Eurodollar Loan to be outstanding during such Interest Period.

     "Eurodollar Loan" means a Loan which bears interest at a Eurodollar Rate.





     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, a rate per annum equal to the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Existing Letters of Credit" means those Letters of Credit issued by the Issuing Lender and in existence on the Closing Date, all as described on Schedule "3".

     "Facility L/C" means a Letter of Credit issued, or deemed issued under this Agreement pursuant to Section 2.2.1.

     "Facility L/C Commitment" means $5,000,000.

     "Federal Funds Effective Base Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day on page 120 of Telerate Data Service (or, if such day is not a Business Day, for the immediately preceding Business Day), or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Memphis time) on such day on such transactions received by the Administrative Agent from three Federal finds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "First Tennessee Bank" means First Tennessee Bank National Association, in its individual capacity, and its successors.

     "Fixed Charge Coverage Ratio" means as of the last day of any fiscal quarter of the Borrower, the ratio of (a) EBIT plus rental payments for the period of four fiscal quarters ending on the last day of such quarter to (b) the sum of (i) the Borrower's and its Subsidiaries consolidated interest expense and rental payments (each as defined under GAAP) for such period.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan which bears interest at the Floating
Rate.

     "Funded Indebtedness" of any Person as of any particular date of computation means, without duplication, the aggregate Indebtedness of such Person outstanding on the date of computation.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be the circumstances as of the date of





determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     "Guaranties" means the guaranties dated September 25, 1996 executed and delivered by the Guarantors pursuant to Section 4.1, which were substantially in the form of Exhibit "F", as amended, supplemented or otherwise modified from time to time.

     "Guarantors" means each of TBC Sales, Inc., TBC International, Inc. and Big O Tires, Inc.

     "Hazardous Material" means (i) any Hazardous Substance; (ii) any Hazardous Waste; (iii) any petroleum product; or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

     "Hazardous Substance" means any "hazardous substance," as defined by CERCLA.

     "Hazardous Waste" means any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended.

     "Indebtedness" means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit (other than Commercial Letters of Credit) issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (v) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof [other than (A) carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business and (B) liabilities of Subsidiaries for which recourse may be had by the creditor only to the Property secured by the Lien], (vi) Capitalized Lease Obligations, and (vii) Contingent Obligations, other than Intercompany Contingent Obligations.

     "Intercompany Contingent Obligation" means a Contingent Obligation pursuant to which the Borrower or a Subsidiary is contingently liable solely with respect to a primary obligation of the





Borrower or any Subsidiary and such primary obligation is included among the liabilities shown on the Borrower's consolidated balance sheets to be submitted to the Lenders pursuant to Section 6.1.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three, or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three, or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and trade acceptances arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     "Issuing Lender" means First Tennessee Bank National Association.

     "L/C Participation Amount" means, for each Lender at any date of determination, such Lender's Percentage of the aggregate undrawn amount available (whether or not the conditions which would allow a draw thereunder have been met) to the beneficiaries thereof under all outstanding Facility L/C's as of such date of determination.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable, and shall be either (i) a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise (a "Standby Letter of Credit"), or (ii) a commercial letter of credit issued in respect of the purchase of inventory or other goods or services by the Borrower in the
ordinary course of business (a "Commercial Letter of Credit").   Commencing
on the Closing Date, the Existing Letters of Credit were deemed to be Letters of Credit issued under this Agreement.

     "Letter of Credit Collateral Account" is defined in Section 2.2.8.





     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

     "Loan Documents" means this Agreement, the Notes, the Guaranties and any applications for Facility L/Cs executed and delivered by the Borrower pursuant to Section 2.2.2.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under the Loan Documents.

     "Outstandings" means, for each Lender at any date of determination, the sum of (a) the aggregate outstanding principal amount of all Loans made by such Lender as of the date of determination, plus (b) such Lender's L/C Participation Amount as of the date of determination, plus (c) such Lender's Percentage of any Unreimbursed Drawings outstanding as of the date of determination.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each March, June, September, and December.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.




     "Percentage" means, for any Lender, 100% times a fraction (a) the numerator of which is such Lender's Commitment, and (b) the denominator of which is the Aggregate Commitment.

     "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Private Placement" means the private placement of debt by the Borrower with the Prudential Insurance Company of America or its affiliates for the purpose of, among other things, funding the Big O Acquisition.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person

     "Purchasers" is defined in Section 12.3.1.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been eliminated, Lenders in the aggregate holding at least 51% of the total of the aggregate unpaid principal amount of the aggregate holding at least 51% of the total of the aggregate unpaid principal amount of the outstanding Advances, L/C Participation Amounts, and Percentages of Unreimbursed Drawings.





     "Reserve Requirement" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Retail Stores Under Development" means retail stores under development or construction by Big O which are shown as such by the Borrower on its balance sheet.

     "Revolving Credit Termination Balance" means the aggregate principal amount of Advances outstanding on the Termination Date after giving effect to any Advances made or repaid on such date.

     "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Short Term Credit Agreement" means the amended and restated short term credit agreement entered into among the Borrower, the Lenders and the Administrative Agent as of the Closing Date.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Standby L/C Fee Rate" means a percentage amount per annum equal to the Applicable Percentage for Eurodollar Advances.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

     "Syndication Agent" means The Chase Manhattan Bank, a New York banking corporation, in its capacity as Syndication Agent and Sole Book Manager.





     "Synthetic Leases" means any lease entered into by Borrower pursuant to the lease program with Suntrust Capital Markets, Inc., and any future lease that evidences a transaction that satisfies the requirements of the Statement of Financial Accounting Standards No. 13 (SFAS 13) promulgated by the Financial Accounting Standards Board and the Emerging Issues Task Force of the Financial Accounting Standards Board (1990) (EITF 90-15) that is classified as a lease for financial accounting purposes and as a loan for tax purposes.

     "Termination Date" means the date which is 364 days after the Closing Date, or such earlier date of termination of the Lenders' obligations pursuant to Section 8.1 upon the occurrence of an Event of Default.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Unreimbursed Drawing" is defined in Section 2.2.3(b).

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.












                                 ARTICLE II

                                THE CREDITS

      2.1 Commitment. From and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts (combined with such Lender's L/C Participation Amount) not to exceed in the aggregate at any one time outstanding the amount of its Commitment and provided that, after giving effect to the making of any Loan, the Aggregate Outstandings do not exceed the Aggregate Commitment. In furtherance and not in limitation of the foregoing, any unused portion of the Facility L/C Commitment shall be available for the making of Loans hereunder, up to the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Termination Date and may borrow to pay draws under Facility L/C's pursuant to
Section 2.2.5(b) at any time prior to the Termination Date. The Commitments to lend hereunder shall expire on the Termination Date except as otherwise provided for draws under Facility L/C's. Any outstanding Advances, Unreimbursed Drawings, and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date.

      2.2 Letter of Credit Subfacility.

           2.2.1 Obligation to Issue. Subject to the terms and conditions of this Agreement, from and including the date of this Agreement and on or before the Termination Date, the Issuing Lender agrees to issue Facility L/C's for the account of the Borrower from time to time in amounts such that, after giving effect to the issuance of any Facility L/C (i) the aggregate undrawn amount available (whether or not the conditions which would allow a draw thereunder have been met) to the beneficiaries thereof under all outstanding Facility L/C's does not exceed the Facility L/C Commitment, and (ii) the Aggregate Outstandings do not exceed the Aggregate Commitment. Each Facility L/C shall be denominated in U. S. dollars. The issuance of a Facility L/C shall be deemed to be a utilization of the Aggregate Commitment for all purposes under this Agreement. No Facility L/C may have an expiry date occurring after the Termination Date. Notwithstanding anything in this Agreement to the contrary, the Issuing Lender shall not be required to issue a Facility L/C supporting an underwriting, remarketing, or placement by the Issuing Lender or any Affiliate of the Issuing Lender.

           2.2.2 Procedure for Issuance of Facility L/C. (a) The Borrower shall give the Issuing Lender and the Administrative Agent notice of any requested issuance of a Facility L/C under this Agreement not later than 10:00 a.m. (Memphis time) at least two Business Days' prior to the requested date of issuance, together with such other documents and materials as the Issuing Lender may require (including, without limitation and at the Issuing Lender's discretion, a duly executed application, as may be amended from time to time, for a Letter of Credit on the Issuing Lender's standard form for such transactions (the "L/C Application" and a form of which is attached hereto as Exhibit "G")). Such notice shall be irrevocable and shall specify the stated amount of the Facility L/C requested, the effective





     date (which day shall be a Business Day) of issuance of such requested Facility L/C, the date on which such requested Facility L/C is to expire (which date shall be a Business Day occurring on or before the Termination Date), the purpose for which such Facility L/C is to be issued, and the Person for whose benefit the requested Facility L/C is to be issued. At the time such request is made, the Borrower shall also provide the Issuing Lender and the Administrative Agent with a copy of the form of the Facility L/C it is requesting be issued, if any, which proposed Facility L/C shall be reasonably satisfactory to the Issuing Lender as to form and content. Prior to the close of business on the second Business Day following the Business Day on which the Administrative Agent first received such notice, the Administrative Agent shall confirm by written notice (including via facsimile), or telephone notice confirmed promptly thereafter in writing, to the Issuing Lender whether the Issuing Lender is authorized to issue the requested Facility L/C in accordance with subsection 2.2.2(b) below.

          (b) The Administrative Agent shall determine, as of the close of business on the day it receives a notice from the Borrower pursuant to subsection 2.2.2(a) above, whether after giving effect to the issuance of the requested Facility L/C (i) the aggregate undrawn amount available (whether or not the conditions which would allow a draw thereunder have been met) to the beneficiaries thereof under all outstanding Facility L/CIs would exceed the Facility L/C Commitment, and (ii) the Aggregate Outstandings would exceed the Aggregate Commitment. If, and only if, the stated amount of the requested Facility L/C would not exceed such limitations, and subject to the terms and conditions of this Section 2.2 and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, the Issuing Lender shall, on the requested date, issue a Facility L/C on behalf of the Borrower in accordance with the Issuing Lender's usual and customary business practices.

          (c) The Issuing Lender shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility L/C.

          (d) The Issuing Lender shall not extend or amend any Facility L/C unless the requirements of this Section 2.2.2 are met as though a new Facility L/C was being requested and issued.

           2.2.3    Participation in Facility L/C.

          (a) Immediately upon the issuance of each and every Facility L/C, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation to the extent of each Lender's Percentage in each Facility L/C (including, without limitation, all obligations of the Borrower with respect thereto and any security therefor other than amounts owing pursuant to the last sentence of
     Section 2.2.4(c) and any security therefor).

          (b) In the event that the Issuing Lender makes any payment under any Facility L/C and the Borrower shall not have repaid such amount (an "Unreimbursed Drawing") to the





     Issuing Lender pursuant to Section 2.2.5 hereof (with the proceeds of an Advance or otherwise), the Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Lender, of such failure (by facsimile, or telephone promptly confirmed in writing), and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Lender the amount of such Lender's Percentage of such payment in same day funds. If the Administrative Agent so notifies a Lender prior to noon (Memphis time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of the Issuing Lender its Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of the Issuing Lender, such Lender agrees to pay to the Administrative Agent for the account of the Issuing Lender forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Administrative Agent for the account of the Issuing Lender, at the Federal Funds Effective Base Rate. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Lender its Percentage of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Lender its Percentage of any payment on the date such payment is to be made.

          (c) Whenever the Issuing Lender receives a payment on account of an Unreimbursed Drawing, including any interest thereon, as to which the Administrative Agent has received payments from the Lenders for the account of the Issuing Lender pursuant to this Section 2.2.3, it shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in the kind of funds so received, an amount equal to such Lender's Percentage thereof. Each such payment shall be made by the Issuing Lender on the Business Day on which it receives the funds paid to it pursuant to the preceding sentence, if received prior to noon (Memphis time) on such Business Day, and otherwise on the next succeeding Business Day.

          (d) Upon the request of either the Administrative Agent or any Lender, the Issuing Lender shall furnish to the Administrative Agent or such Lender copies of any Letter of Credit application to which the Issuing Lender is a party and such other documentation as may reasonably be requested by the Administrative Agent or such Lender. Promptly after the issuance of each Facility L/C, the Issuing Lender shall send a copy of such Facility L/C to the Administrative Agent and each Lender by telefacsimile.

          (e) The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Lender with respect to a Facility L/C shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;





               (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility L/C or any transferee of any Facility L/C (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender, or any other Person, whether in connection with this Agreement, any Facility L/C, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Affiliate of the Borrower and the beneficiary named in any Facility L/C);

              (iii) any draft, certificate of any other document presented under the Facility L/C proving to be forged, fraudulent or invalid in any respect, or insufficient in accordance with the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce, Publication 500, or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

                (v) the occurrence of any Default or Unmatured Default;

     provided, that the Lenders shall not be required to fund their participations in a Facility L/C if the corresponding payment made by the Issuing Lender under such Facility L/C was made as a result of the Issuing Lender's gross negligence or willful misconduct or failure to negotiate a draft in accordance with the standard of care required by the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce, Publication 500.

          (f) In the event any payment by the Borrower received by the Issuing Lender with respect to a Facility L/C and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from that Issuing Lender in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by that Issuing Lender, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by that Issuing Lender upon the amount required to be repaid by it.

           2.2.4    Facility L/C Fee.

          (a) The Borrower hereby agrees to pay to the Issuing Lender and the Lenders a fee (calculated for the actual number of days elapsed on the basis of a year consisting of 360 days) with respect to each Commercial Letter of Credit issued under this Agreement with respect to the period from the date of issuance of such Commercial Letter of Credit to the expiration or termination date of such Letter of Credit, computed at a rate per annum equal to the Commercial L/C Fee Rate on the average aggregate amount available to be drawn under such Commercial Letter of Credit during the period for which such fee is calculated




     provided, however, that no such fee shall be due with respect to the Existing Letters of Credit.

          (b) The Borrower hereby agrees to pay to the Issuing Lender and the Lenders a fee (calculated for the actual number of days elapsed on the basis of a year consisting of 360 days) with respect to each Standby Letter of Credit issued under this Agreement with respect to the period from the date of issuance of such Standby Letter of Credit to the expiration or termination date of such Letter of Credit, computed at a rate equal to the Standby L/C Fee Rate of the average aggregate amount available to be drawn under such Standby Letter of Credit during the period for which such fee is calculated; provided, however, that no such fee shall be due with respect to the Existing Letters of Credit.

          (c) In consideration of its issuance of a Facility L/C, the Borrower hereby additionally agrees to pay to the Issuing Lender for its own account a fee for its own account (calculated for the actual number of days elapsed on the basis of a year consisting of 360 days) on any undrawn portion of such Facility L/C from time to time outstanding equal to .10% per annum.

          (d) All fees due under this Section 2.2.4 shall be payable in arrears to the Administrative Agent for the account of the Issuing Lender and the Lenders at the principal office of the Administrative Agent in Memphis, Tennessee on each Payment Date, on the Termination Date, and on the expiration date of each Facility L/C or when such Facility L/C is fully drawn, whichever first occurs. The Borrower also hereby agrees to pay directly to the Issuing Lender with respect to each Facility L/C issued for the Borrower's account the usual and customary administrative and other charges of the Issuing Lender in connection with any Facility L/C, including, without limitation, a charge of $100 for the issuance of any Facility L/C and charges for the negotiation of any draft paid pursuant to any Facility L/C and any amendments or supplements to any Facility L/C.

           2.2.5    Reimbursement for Draws Under Facility L/C's.

          (a) Promptly upon receipt of notice from the Issuing Lender of any drawing under a Facility L/C, the Borrower hereby agrees to reimburse the Lenders ratably in accordance with their respective Percentages by making a payment to the Issuing Lender for the amount of each draft drawn or purporting to be drawn under any such Facility L/C for the account of the Borrower which is paid by the Issuing Lender, except to the extent that any of the foregoing arises solely from the Issuing Lender's gross negligence, willful misconduct or failure to negotiate the draft in accordance with the standard of care required by the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce, Publication 500. Unless funded with an Advance made pursuant to Section 2.2.5(b), amounts which the Borrower has agreed to reimburse the Lenders pursuant to the preceding sentence shall be due on demand and shall bear interest until paid at a rate per annum (calculated for the actual number of days elapsed on the basis of year consisting of 360 days) equal to the Floating Rate plus 2% per annum.





          (b) The payment by the Issuing Lender of a draft drawn under or purporting to be drawn under any Facility L/C shall be deemed to constitute a Borrowing Notice for a Floating Rate Advance in the amount of such draft and, subject to the terms and conditions of this Agreement (including, without limitation, that (i) the provisions of Section 4.2 shall have been satisfied or waived and (ii) after giving effect to such Advance, the Aggregate Outstandings will not exceed the Aggregate Available Commitment), the Lenders shall make such Floating Rate Advance and the Administrative Agent shall apply the proceeds thereof to the payment of the Borrower's obligations under Section 2.2.5(a) with respect to such draft.

          (c)  The Borrower's obligation to make all payments due under
     Section 2.2.5(a) shall be absolute, unconditional and irrevocable, and such payments shall be made strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, any or all of the following circumstances:

               (i) any determination of invalidity or unenforceability with respect to any Facility L/C after payment by the Issuing Lender; or

               (ii) any lack of validity or enforceability of any or all or the Loan Documents; or

               (iii) any amendment to, waiver of, any consent under or departure from any or all of the Loan Documents; or

               (iv) any exchange, release or nonperfection of any collateral securing any Facility L/C, or any release or amendment or waiver of or consent to departure from any guaranty of any Facility L/C; or

               (v) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any Facility L/C (or any entities for whom such beneficiary may be acting), the Lenders, the Issuing Lenders, the Administrative Agent or any other Person; or

               (vi) any statement or any other document presented under any Facility L/C proving to be forged (unless the Issuing Lender failed to discover such forging solely as a result of its own gross negligence or willful misconduct), fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

          (d) The Issuing Lender shall use its best efforts to give prompt notice to the Borrower of the presentation of a draft under a Facility L/C; provided, that failure to give such notice shall not limit or otherwise affect the Borrower's obligations under this Agreement except as explicitly provided herein.





           2.2.6 Issuing Lender Reporting Requirements. In addition to the reports required by Section 2.2.2(c), the Issuing Lender shall, no later than the tenth Business Day following the last day of each month, provide to the Administrative Agent a schedule of Facility L/C's issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Facility L/C issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during the month pursuant. Copies of such reports shall be provided promptly to the Borrower and each Lender by the Administrative Agent.

           2.2.7    Indemnification; Assumption of Risk.

          (a) The Borrower hereby agrees to indemnify and hold harmless the Administrative Agent, the Issuing Lender and each Lender from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind which any thereof may incur by reason of or in connection with the execution and delivery, issuance or transfer of, or any payment or failure to pay under, any Facility L/C; provided, the Borrower shall not be required to indemnify the Issuing Lender for any claims, damages, losses, liabilities, costs or expenses to the extent caused by the gross negligence, wilful misconduct, or failure to negotiate the draft in accordance with the standard of care required by the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce, Publication 500 on the part of the Issuing Lender in making payment under a Facility L/C.

          (b) The Borrower assumes all risks of the acts or omissions of any beneficiary of any Facility L/C issued for its account with respect to its use or reliance on any such Facility L/C. Neither the Lenders, the Issuing Lender, nor the Administrative Agent shall be responsible for: the validity or genuineness of certificates or other documents delivered under or with any Facility L/C, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code; errors in translation or for errors in interpretation of technical terms; any failure or inability by any Lender, the Issuing Lender or the Administrative Agent or anyone else to perform under the foreign laws, customs or regulations or by reason of any control or restriction rightfully or wrongfully exercised by any government or group asserting or exercising governmental or paramount powers; or any other consequences arising from causes beyond any Lender's, the Issuing Lender's or the Administrative Agent's control; nor shall any Lender, the Issuing Lender, or the Administrative Agent be responsible for any error, neglect, or default of any correspondent of such Person; and none of the above shall affect, impair or prevent the vesting of any of the rights or powers of any Lender, the Issuing Lender or the Administrative Agent under any of the Loan Documents. The Issuing Lender may accept statements, certificates or other documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any action taken by any Lender, the Issuing Lender or the Administrative Agent in good faith in connection with any Facility L/C, or the relevant drafts, certificates or other documents, shall be binding on the Borrower and shall not result in any liability of such Lender, the Issuing




     Lender or the Administrative Agent to the Borrower except as provided in the parenthetical phrase which appears in Section 2.2.5(c)(vi) or otherwise resulting solely from the gross negligence or willful misconduct of the Issuing Lender, the Administrative Agent or any Lender or the failure of the Issuing Lender to negotiate a Facility L/C in accordance with the standard of care required by the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce, Publication 500; and the Borrower makes like agreement as to any inaction or omission.

           2.2.8 Letter of Credit Collateral Account. From and after the occurrence and during the continuance of a Default, the Borrower hereby agrees that it will, until the Termination Date, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Administrative Agent's office at the address specified pursuant to
     Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account.

           2.2.9 Letter of Credit Applications. To the extent that any provision of any L/C Application related to any Letter of Credit is inconsistent with this Agreement, the provisions of this Agreement shall apply.

      2.3 Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in compliance with Sections 2.8 and 2.9.

      2.4 Fees.

           2.4.1 Arranger's Fee. The Borrower agrees to pay to the Arranger, for its own account, the fees referred to in the Arranger's Fee Letter (the "Arranger's Fees").

           2.4.2 Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative and other fees referred to in the Administrative Agent's Fee Letter (the "Administrative Agent's Fee").

           2.4.3 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in the amount of the Applicable Percentage on the daily unused portion of such Lender's Commitment (which unused portion includes the unissued portion of the Facility L/C Commitment) from the date hereof to and including the Termination Date, payable in arrears on each Payment Date hereafter and on the Termination Date (the "Commitment Fee").





      2.5 Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $2,000,000 and in integral multiples of $1,000,000 in excess thereof, upon at least five Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the Aggregate Outstandings. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

      2.6 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $ 1,000,000 (and in integral multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $100,000 (and in multiples of $50,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

      2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances. A Eurodollar Advance may be prepaid prior to the last day of the applicable Interest Period upon three Business Days' prior written notice to the Administrative Agent, subject to Section 3.4.

      2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 11:30 a.m. (Memphis time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

               (i) the Borrowing Date, which shall be a Business Day, of such Advance,

               (ii)   the aggregate amount of such Advance,

               (iii)  the Type of Advance selected, and

               (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. (Memphis time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Memphis to the Administrative Agent at its address specified pursuant to
Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

      2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into




Eurodollar Advances. Each Eurodollar Advance of any Type shall continue as a Eurodollar Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance of such Type for the same or another Interest Period or be converted into an Advance of another Type. Subject to the terms of Section
2.6 and Section 3.4, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Memphis time) at least one Business Day, in the case of a conversion into a Floating Rate Advance or three Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

               (i) the requested date which shall be a Business Day, of such conversion or continuation,

               (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

              (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

      2.10 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Termination Date.

      2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the






remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

      2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent may charge the account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder if so directed by the Borrower from time to time or, if an Event of Default has occurred and is then continuing, at the Administrative Agent's discretion.

      2.13 Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an individual who is authorized so to act pursuant to the then existing Money Transfer Instructions of Borrower (see "Exhibit E"). If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent demonstrable error.

      2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365- or 366-day year, as appropriate. Interest on Eurodollar Advances and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance




is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      2.15 Notification of Advances. Interest Rates. Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.16 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

      2.17 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

                           ARTICLE III

                     CHANGE IN CIRCUMSTANCES

       3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,




              (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans or its participation in Facility L/C's or other amounts due it hereunder, or

              (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

              (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or participating in Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, Letters of Credit issued or participated in, or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its commitment.

       3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its obligation to make Loans hereunder, or its issuance of or participation in Facility L/C's (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Base Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.




       3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid.

       3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

       3.5 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3 .1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or
3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

                                ARTICLE IV

                CONDITIONS PRECEDENT; WITHHOLDING TAX EXEMPTION

      4.1 Initial Advance. The Lenders under the Long Term Agreement became obligated to make the initial Advance and the Issuing Lender became obligated to issue the initial Facility L/C under Article II hereof upon submission, contemporaneously with execution of the Long Term Agreement to NBD (predecessor in interest to First National bank of Chicago) and to the Administrative Agent, of the following:

               (i) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.





               (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents.

               (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

               (iv) Copies of the articles of incorporation of each Guarantor, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

               (v) Copies, certified by the Secretary or Assistant Secretary of each Guarantor, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Guaranties.

               (vi) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Guarantor, which shall identify by name and title and bear the signature of the officers of each Guarantor authorized to sign the Guaranties.

               (vii) A certificate, signed by the treasurer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

               (viii) A written opinion of counsel to the Borrower, addressed to the Lenders in substantially the form of Exhibit "B" hereto.

               (ix)  Notes payable to the order of each of the Lenders.

               (x) Financial statements of the Borrower, and detailed business plans and projections for the Borrower satisfactory in form and substance to the Lenders.

               (xi) Written money transfer instructions, in substantially the form of Exhibit "E" hereto, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

               (xii) The Guaranties, duly executed by each of the Guarantors.





             (xiii) Such other documents as any Lender or its counsel may have reasonably requested.

and the following events occurred and conditions were fulfilled or waived:

               (i) The Borrower paid all fees due at the Closing Date pursuant to the Long Term Agreement, the Administrative Agent's Fee Letter and the Arranger's Fee Letter.

               (ii) Completion of the Big O Acquisition, including the granting of all required regulatory and legal approvals, occurred upon the terms set forth in the Acquisition Agreement.

              (iii) The Private Placement contained terms and conditions acceptable to the Lenders.

               (iv) The Short Term Credit Agreement became effective as of the Closing Date.

      4.2 Each Advance. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances) and the Issuing Lender shall not be required to issue any Facility L/C, unless on the applicable Borrowing Date:

               (i)  There exists no Default or Unmatured Default.

               (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

              (iii) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

      4.3 Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224






further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                            ARTICLE V

                 REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1 Corporate Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2 Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency. or similar laws affecting the enforcement of creditors' rights generally.

     5.3 No Conflict: Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof,





is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     5.4 Financial Statements. The December 31, 1997 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of operations for the period then ended.

     5.5 Material Adverse Change. Since December 31, 1997, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could have a Material Adverse Effect, including, but not limited to, a change in the relationship between Big O and its franchisees which could have a Material Adverse Effect.

     5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and which the failure to file would have a Material Adverse Effect, and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which any adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. As of the date of this Agreement, the United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1993. No tax liens have been filed which could have a Material Adverse Effect and no claims are being asserted with respect to any such taxes. To the best of Borrower's knowledge, the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances or issuance of Facility L/C's. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements for the most recent period for which Borrower has then delivered financial statements to the Lenders pursuant to this Agreement.

     5.8 Subsidiaries. Schedule "1" hereto contains an accurate list of all Subsidiaries of the Borrower as of the date of the Short Term Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.9 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each Plan complies in all material respects with all applicable





requirements of law and regulations, noncompliance with which would have a Material Adverse Effect, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan, which withdrawal, reorganization or termination would have a Material Adverse Effect.

     5.10 Accuracy of Information. At the time of its delivery to the Administrative Agent or any Lender, no information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in
(i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, which default could have a Material Adverse Effect.

     5.13 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their businesses or the ownership of their respective Property, the non-compliance with which might have a Material Adverse Effect.

     5.14 Ownership of Properties. Except as set forth on Schedule "2" hereto, on the date of the Short Term Agreement, the Borrower and its Subsidiaries had at such time good title, free of all Liens other than those permitted by Section 6.12, to all of the Property and assets reflected in the financial statements as owned by it.

     5.15 Plan Assets: Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. 2510.3-101 of an employee benefit plan (as defined in Section 3 (3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code); and neither the execution of this Agreement and the making of Loans hereunder give rise to a prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code.

     5.16 Environmental Matters. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating




whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.17 Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                                ARTICLE VI

                                COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

      6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the
Lenders:

               (i) Within 90 days after the close of each of its fiscal years, a copy of the Borrower's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "34 Act") or, if Borrower's Form 10-K is not available, annual audited financial statements for itself and its consolidated Subsidiaries, including a balance sheet as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, which financial statements shall be included within an unqualified audit report certified by independent certified public accountants (the identity of such accountants to be acceptable to the Lenders), which statements shall be prepared in accordance with GAAP on a consolidated basis.

               (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, a copy of Borrower's Quarterly Report on Form 10-Q filed with the SEC pursuant to the 34 Act or, if Borrower's Form 10-Q is not available, for itself and its consolidated Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the begriming of such fiscal year to the end of such quarter, all certified by its Vice President - Treasurer, or his designee.

               (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "C" hereto signed by its Vice President - Treasurer, or his designee, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.





               (iv) If there are Unfunded Liabilities relating to any Single Employer Plan of the Borrower at the close of any fiscal year, a statement of the Unfunded Liabilities of such Single Employer Plan, certified as correct by an actuary enrolled under ERISA. within 270 days after the close of such fiscal year.

               (v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by the Vice President - Treasurer of the Borrower, or his designee, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

               (vi) As soon as possible and in any event within 10 days after receipt by the Borrower or any of its Subsidiaries, a copy of (a) any notice or claim to the effect that the Borrower or such Subsidiary is or may be liable to any Person as a result of the release by the Borrower or such Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, if such liability could have a Material Adverse Effect, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries which could have a Material Adverse Effect.

               (vii) Promptly upon the furnishing hereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

               (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports or financial statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission.

               (ix) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request, including but not limited to all press releases concerning the Borrower.

      6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, (i) use the proceeds of the Advances for general corporate purposes, and
(ii) use the Facility L/C's for ordinary and customary business purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

      6.3 Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could have a Material Adverse Effect.

      6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in the same general manner and in the same general fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing




and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and in which the failure to maintain such authority could have a Material Adverse Effect.

      6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law, which the failure to so file could have a Material Adverse Effect, and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, which the failure to pay could have a Material Adverse Effect, except those which are being contested in good faith by appropriate proceedings and with respect to which any adequate reserves have been set aside in accordance with GAAP.

      6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and noncompliance with which could have a Material Adverse Effect.

      6.8 Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to use and operate all of its facilities and Property in material compliance with all Environmental Laws, noncompliance with which could have a Material Adverse Effect, keep all necessary permits, approvals, certificates and licenses in effect and remain in material compliance therewith, if failure to keep or comply therewith could have a Material Adverse Effect, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, noncompliance with which could have a Material Adverse Effect, and provide such information and certifications as the Administrative Agent or any Lender may reasonably request from time to time to insure compliance with this Section 6.8.

      6.9 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, normal wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

      6.10 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.






      6.11 Dividends. The Borrower will not permit any Subsidiary to declare or pay any dividends except that any Subsidiary may declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary.

      6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge with the Borrower or a Wholly-Owned Subsidiary, provided that the Borrower or a Wholly-Owned Subsidiary is the surviving corporation in any such merger or consolidation.

      6.13 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

               (i)   The Loans.

               (ii) Indebtedness existing under the Amended and Restated Short Term Credit Agreement.

               (iii) Indebtedness existing on the date of the Long Term Agreement and described in Schedule "2" hereto.

               (iv)  Indebtedness incurred with respect to the Private
          Placement.

               (v) Indebtedness not otherwise permitted by this Section 6.13 not exceeding (as to the Borrower and all its Subsidiaries) a sum equal to 5% of Consolidated Net Worth in aggregate principal amount at any one time outstanding.

               (vi) Contingent Obligations arising in connection with Synthetic Leases.

               (vii) Contingent Obligations entered into by Big O on behalf of its franchisees, inclusive of those existing Contingent Obligations of Big O listed on Schedule "4" hereto, in an amount not to exceed $24,000,000.

      6.14 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business and sale of Big O retail stores to Big O franchisees in the ordinary course of business, (ii) leases, sales or other dispositions of its Property that, together will all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory or retail stores in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, (iii) the sale of the assets or stock of Battery Associates, Inc. and Northern States Tire, Inc., and
(iv) leases, sales or other dispositions of its Property arising or occurring in connection with Synthetic Leases.




      6.15 Liens. The Borrower will not, nor will it permit or suffer any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Borrower or any of its Subsidiaries, except:

               (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which any adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

               (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which any adequate reserves shall have been set aside on its books.

               (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

               (iv) Utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

               (v) Liens on the capital stock, partnership interest, or other evidence of ownership of any Subsidiary or such Subsidiary's assets that secure project financing for such Subsidiary.

               (vi) Purchase money Liens upon or in Property now owned or hereafter acquired in the ordinary course of business (consistent with the Borrower's business practices) to secure (A) the purchase price of such Property or (B) Indebtedness incurred solely for the purpose of financing the acquisition, construction, or improvement of any such Property to be subject to such Liens, or Liens existing on any such Property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any Property other than the Property being acquired, constructed, or improved and replacements, modifications, and proceeds of such Property, and no such extension, renewal, or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed, or replaced, and provided further that the aggregate amount of new purchase money Liens arising in any fiscal year of Borrower shall not exceed the principal amount of $3,000,000.




               (vii) Liens existing on the date of the Short Term Agreement and described in Schedule "2" hereto.

               (viii) Liens arising or occurring in connection with Synthetic Leases.

      6.16 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms length transaction, provided that the foregoing shall not apply to transactions (i) between the Borrower and any Wholly-Owned Subsidiary; or (ii) if such transactions occur in the ordinary course of business consistent with past practices of the Borrower and/or the Subsidiary, transactions between the Borrower or any Wholly-Owned Subsidiary and TBC de Mexico or TBC Worldwide or transactions between Big O and any joint venture established by Big O in the ordinary course of business.

      6.17     [Reserved]

      6.18 Consolidated Tangible Net Worth. The Borrower will maintain at all times a Consolidated Tangible Net Worth of not less than the greater of (i) $65,000,000, or (ii) Consolidated Tangible Net Worth on completion of the Big O Acquisition, less $3,000,000, but not greater than $70,000,000, plus 50% of the Borrower's Consolidated Net Income (without giving effect to any losses) for each fiscal year of the Borrower ending on or after December 31, 1996. For the sole purpose of calculating the Consolidated Tangible Net Worth covenant herein, repurchases by the Borrower of its capital stock shall not be subtracted from the computation of Consolidated Tangible Net Worth only to the extent of $5,000,000 in repurchases annually.

      6.19 Consolidated Total Liabilities. The Borrower will not permit the ratio of (i) Consolidated Total Liabilities to (ii) Consolidated Tangible Net Worth to be greater than 2.25 to 1.00 at any time (measured at the end of each fiscal quarter).

      6.20 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio (measured at the end of each fiscal quarter for the then-most recently ended four fiscal quarters) to be less than 2.25 to
1.00. Compliance shall be demonstrated on a pro forma basis until such time as Big O's results shall have been included in Borrower's consolidated financial statements for four fiscal quarters.

      6.21     [Reserved].

      6.22 Retail Stores Under Development. The Borrower shall not at any time, on a consolidated basis, have in excess of $20,000,000 allocated to Retail Stores Under Development on its balance sheet.




      6.23 Minimum Working Capital. Borrower will maintain working capital (calculated as current assets less current liabilities, each determined in accordance with GAAP) of at least $40,000,000, such amount to be determined quarterly.

      6.24 Employee Benefit Plans. The Borrower will properly conduct, and cause each Subsidiary to properly conduct, each Single Employer Plan as to which it may have any liability in compliance with all applicable requirements of law and regulations, noncompliance with which could have a Material Adverse Effect.

      6.25 Other Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection with the transactions contemplated hereby.

                           ARTICLE VII

                            DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

       7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

       7.2 Nonpayment of principal of any Note when due, or nonpayment of interest upon any Note or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

       7.3 Failure of the Borrower or any of its Subsidiaries to perform or observe any agreement contained in Article VI and either (i) such failure is not remedied within two Business Days after any Authorized Officer obtains knowledge thereof or (ii) within such two day period, the Required Lenders give the Borrower notice that such failure constitutes a Default hereunder.

       7.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier to occur of (i) the date the Borrower shall have obtained knowledge thereof and (ii) written notice thereof to the Borrower from the Administrative Agent or any Lender.

       7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness aggregating in excess of $2,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such




Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

       7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

       7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

       7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

       7.9 The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $3,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

       7.10 The Unfunded Liabilities of all Plans shall exceed in the aggregate an amount the payment of which could reasonably be expected to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan.

       7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal




liability (determined as of the date of such notification), exceeds an amount, or requires payments exceeding an amount per annum, the payment of which in either case could reasonably be expected to have a Material Adverse Effect.

       7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount the payment of which could reasonably be expected to have a Material Adverse Effect on the business, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole.

       7.13 The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any Hazardous Material into the environment, or any violation of Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.

       7.14    Any Change in Control shall occur.

       7.15 The representations and warranties set forth in "Section 5.15 Plan Assets; Prohibited Transactions" shall at any time not be true and correct.

       7.16 Any of the Guaranties shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranties.

                                ARTICLE VIII

                ACCELERATION WAIVERS, AMENDMENTS AND REMEDIES

        8.1 Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Facility L/C's hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, and is then continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Facility L/C's hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing following the occurrence and during the continuance of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, upon demand by the Administrative Agent the Borrower shall deposit in the Letter of Credit Collateral Account cash




in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds shall be invested by the Administrative Agent from time to time in its discretion in certificates of deposit of First Tennessee Bank having a maturity not exceeding thirty days, so long as the Borrower has provided the Administrative Agent with such documents as the Administrative Agent shall have requested in order to perfect a security interest in such certificates of deposit. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Lender for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

     If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Facility L/C's hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

        8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

               (i) Extend the final maturity of any Loan or Note or the expiration date of any Facility L/C or the due date of any Unreimbursed Drawing or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

               (ii) Reduce the percentage specified in the definition of Required Lenders.

               (iii) Extend the Termination Date, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

               (iv) Amend this Section 8.2.

               (v) Release any Guarantor from its obligations under its Guaranty.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may




waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or issuance of a Facility L/C notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

                                ARTICLE IX

                             GENERAL PROVISIONS

      9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and issuance of Facility L/C's herein contemplated.

      9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3 Taxes. Any taxes (excluding income taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.5 Entire Agreement. The Loan Documents and the Short Term Credit Agreement embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof

      9.6 Several Obligations: Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or administrative agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer




any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7 Expenses: Indemnification. The Borrower previously reimbursed the Administrative Agent for any costs, and out-of-pocket expenses (including outside attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery, of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the amendment, modification, administration, collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Administrative Agent, the Syndication Agent, and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Syndication Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined by a court of competent jurisdiction in a final and non-appealable order to have resulted from the gross negligence or willful misconduct of the party seeking indemnification and except that the foregoing indemnity shall not extend to any claim asserted by Borrower against any Lender or the Administrative Agent for breach of its obligations as allowed under this Agreement. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     9.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

     9.10 Severability of Provisions.  Any provision in any Loan
Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or




operations. The Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.12 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and
(vi) permitted by Section 12.4.

     9.13 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

                                ARTICLE X

                        THE ADMINISTRATIVE AGENT

    10.1 Appointment; Nature of Relationship. First Tennessee Bank is hereby appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this
Article X. Notwithstanding the use of the defined term "Administrative Agent", it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the representative of the Lender with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent and the Syndication Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. It is expressly understood




that as of the date of this Amended and Restated Long Term Credit Agreement, there shall no longer be a Co-Administrative Agent hereunder or under any of the Loan Documents.

    10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

    10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or wilful misconduct.

    10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (v) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Administrative Agent shall have no duty to disclose to the Lenders, unless requested, information that is not required to be furnished by the Borrower to the Administrative Agent, at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in their capacity as Administrative Agent or in their individual capacity).

    10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

    10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to




money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

    10.7 Reliance on Documents Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

    10.8 Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts hot reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other reasonable expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

    10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

    10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.




    10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, or be removed by the Required Lenders, such resignation or removal to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring or removed Administrative Agent gives notice of its intention to resign or is removed. Upon any such resignation or removal the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders and with the consent of the Borrower (which shall not be unreasonably withheld), a successor Administrative Agent. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

                                 ARTICLE XI

                        SETOFF; RATABLE PAYMENTS

    11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.




    11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans or its Percentage of Unreimbursed Drawings (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans or Unreimbursed Drawings, as the case may be, held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans and Unreimbursed Drawings. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                           ARTICLE XII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

    12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

    12.2     Participations.

         12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment, or any L/C Participation Amount of such Lender or any other interest of such Lender under the Loan Documents.
     In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such






     participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

         12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Commitment, or Facility L/C in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Commitment, or Facility L/C postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Commitment, or Facility L/C releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan or Facility L/C.

         12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
     Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3     Assignments.

          12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "D" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment shall be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment).

          12.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit "I" to Exhibit "D" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1,
     (ii) payment of a $3,000 fee to the Administrative Agent for processing such assignment, and (iii) notice of such assignment delivered to the Lenders by the transferring Lender, such assignment shall become effective on the effective date specified in such Notice of




     Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans, and L/C Participation Amounts assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

     12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12 of this Agreement.

     12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.3.

                                ARTICLE XIII

                                   NOTICES

     13.1 Notices. Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any




other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

     13.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                ARTICLE XIV

                                COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by telex or telephone, that it has taken such action.

                                ARTICLE XV

        CHOICE OF LAW,  CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL

     15.1 Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TENNESSEE, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2 Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TENNESSEE STATE COURT SITTING IN TENNESSEE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN TENNESSEE.

     15.3 Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING




INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent and the Syndication Agent have executed this Agreement as of the date first above written.

                                   TBC CORPORATION
                                   Borrower

                                   By:      /s/ Ronald E. McCollough
                                        Ronald E. McCollough,
                                        Executive Vice President and
                                        Treasurer

                                                TBC Corporation
                                                4770 Hickory Hill Road
                                                Memphis, Tennessee 38113

                                   Attention:   Ronald E. McCollough
                                                Executive Vice President and
                                                Treasurer

                                   Telecopier:    (901) 541-3752
Commitments

$9,000,000                         FIRST TENNESSEE BANK NATIONAL
                                   ASSOCIATION
                                   Individually and as Administrative Agent

                                   By:      /s/ Tim J. Miller
                                        Tim J. Miller, Vice President

                                                National Department
                                                165 Madison Avenue
                                                Memphis, Tennessee 38103

                                   Attention:   Tim J. Miller

                                   Telecopier:  (901) 523-4267






$13,500,000                        THE CHASE MANHATTAN BANK
                                   Individually and as Syndication Agent and Sole Book Manager

                                   By:       /s/ Thomas Strasenburgh
                                        Thomas Strasenburgh, Vice President

                                                  One Chase Square, (T-9)
                                                  Rochester, New York 14643

                                   Attention:     Thomas Strasenburgh,
                                                  Vice President

                                   Telecopier:    (716)258-4258


$7,500,000                         SUNTRUST BANK, NASHVILLE, N.A.


                                   By:      /s/ Renee Drake
                                        Renee Drake, Vice President

                                                  6410 Poplar Ave., Suite 320
                                                  Memphis, TN  38119-4836

                                   Attention:     Renee Drake, Vice President

                                   Telecopier:    (901) 766-7565













                                 EXHIBIT "A"

                        AMENDED AND RESTATED NOTE
                                LONG TERM
                              REVOLVING NOTE


$                                                November 9, 1998


     This Amended and Restated Long Term Revolving Note (the "Note") is an amendment and restatement of that certain Long Term Revolving Note of the undersigned payable to the Lender in the original principal amount of Nine
Million Dollars ($         ) dated September 25, 1996.

     TBC Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of First Tennessee Bank National Association (the "Lender")
the lesser of the principal sum of Nine Million Dollars ($           ) or the
aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of First Tennessee Bank National Association in Memphis, Tennessee, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Termination Date.

     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Long Term Credit Agreement dated as of November 9, 1998 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and First Tennessee Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                                   TBC CORPORATION


                                   By:
                                   Print Name:
                                   Title:

















                 SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                               TO
                     NOTE OF TBC CORPORATION
                     DATED  NOVEMBER 9, 1998




               Principal   Maturity of   Maturity      Unpaid
    Date       Amount of    Interest     Principal     Balance
                 Loan        Period     Amount Paid





                         (See Attached)



























                                 EXHIBIT "B"

                                FORM OF OPINION



                                               September 25, 1996

The Administrative Agent and the Lenders who are parties to the Credit Agreement described below.

Gentlemen/Ladies:

     We are counsel for TBC Corporation (the "Borrower"), and have represented the Borrower, and each of its Subsidiaries in connection with their execution and delivery of a Long Term Credit Agreement dated as of September 25, 1996 (the "Agreement") among the Borrower, the Lenders named therein, and First Tennessee Bank National Association as Administrative Agent, and providing for Advances in an aggregate principal amount not exceeding $30,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

     We have examined the Borrower's, and each of its Subsidiaries' articles of incorporation, by-laws, and resolutions, the Loan Documents, and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

     l. The Borrower, and each of its Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.

     2. The execution and delivery of the Loan Documents to which they are a party by the Borrower, and each of its Subsidiaries and the performance by the Borrower, and each of its Subsidiaries of its obligations thereunder have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower, and each of its Subsidiaries and will not:

          (a) require any consent of the shareholders of the Borrower or any of its Subsidiaries;

          (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or its articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries; or







          (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.

     3. The Loan Documents have been duly executed and delivered by the Borrower and each of its Subsidiaries, and the Guarantors, and constitute legal, valid and binding obligations of the Borrower, and each of its Subsidiaries, and the Guarantors, enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

     4. There is no litigation or proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Borrower of the Obligations.

     This opinion may be relied upon by the Administrative Agent, the Co-Agent, the Lenders and their participants, assignees and other transferees.

                                   Very truly yours,












                                 EXHIBIT "C"

                        COMPLIANCE CERTIFICATE

To:  The Lenders Parties to the
     Credit Agreement Described Below

     This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of November 9, 1998 (as amended, modified, renewed or extended from time to time, the "Agreement") among TBC Corporation (the "Borrower"), the Lenders party thereto and First Tennessee Bank National Association, Lender and as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

     THE UNDERSIGNED HEREBY CERTIFIES THAT:

     1.   I am the duly elected ______________________ of the Borrower;

     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements,

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain terms of the Agreement, all of which data and computations are true, complete and correct.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:





     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ___________________, 19____.






                    SCHEDULE I TO COMPLIANCE CERTIFICATE

          Compliance as of ______________, 199____ with
          Provisions of Sections 6.18, 6.19 and 6.20 of the Amended and Restated Credit Agreement


CONSOLIDATED TANGIBLE NET WORTH (Net Worth Less Intangible Assets)



                 Consolidated Net Worth         $


                 Less Consolidated Intan. Assets


                 Plus Stock Repurchase


                 Consolidated Tan. Net Worth


                 Required


                 Compliance


FUNDED INDEBTEDNESS (As amended as of 7/31/97)



                 Consolidated Liabilities       $



                 Plus Guarantees


                 Consolidated Total Liabilities


                 Consolidated Tangible Net Worth


                 Consolidated Total Liabilities to


                 Consolidated Tangible Net Worth


                 Required


                 Compliance


FIXED CHARGE COVERAGE RATIO
(Earnings before Interest, Taxes and Leases to Interest, Taxes & Leases)


                 Fixed Charge Coverage


                 EBITL


                 Total Interest & Lease


                 EBITL/ITL


                 Required, Minimum


                 Compliance


MINIMUM WORKING CAPITAL



                 Current Assets          $


                 Less


                 Current Liabilities


                 Working Capital


                 Required, Minimum


                 Compliance






















                                 EXHIBIT "D"

                             ASSIGNMENT AGREEMENT


     This Assignment Agreement (this "Assignment Agreement") between __________________ (the "Assignor") and ________________________ (the
"Assignee") is dated as of ____________, 19____. The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item l of Schedule l attached hereto (" Schedule l "). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement [(other than rights and obligations of the Assignor in its capacity as Issuing Lender)] such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule l of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule l and the other Loan Documents. The aggregate Commitment (or Loans and L/C Participation Amounts, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule l.

     3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule l or two Business Days (or such shorter period agreed to by the Administrative Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Administrative Agent. Such Notice of Assignment must include any consents required to be delivered to the Administrative Agent by Section 12.3.1 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

     4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall. be entitled to receive from the Administrative Agent all payments of principal, interest and




fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Administrative Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans and L/C Participation Amounts hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Eurodollar Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Eurodollar Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a),
(b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Eurodollar Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Eurodollar Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Eurodollar Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Eurodollar Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Eurodollar Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Eurodollar Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Eurodollar Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Eurodollar Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Administrative Agent with respect to Eurodollar Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Administrative Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans or fees, or the Payment Date, in the case of Eurodollar Loans, and not previously paid by the Assignee to the Assignor.](1) In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

     5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest, commitment fees, or Facility L/C fees is made













     (1)Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.



under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or fees for the period prior to the Effective Date or, in the case of Eurodollar Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to
Section 4 hereof).  The amount of such fee shall be the difference between
(i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ____ of 1% less than the interest rate paid by the Borrower or if the commitment fee was ____ of 1% less than the commitment fee paid by the Borrower or if the Facility L/C fee was ____% of 1% less than the Facility L/C fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay ____% of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement.

     6. REPRESENTATIONS OF THE ASSIGNOR: LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

     7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be




performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, rand (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].(2)

     8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

     9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3.1 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof

     10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

     11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Tennessee.

     13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties


















     (2)to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.



hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                                   [NAME OF ASSIGNOR]


                                   By:

                                   Title:



                                   [NAME OF ASSIGNEE]


                                   By:

                                   Title:




















                                 SCHEDULE 1
                           to Assignment Agreement

1.   Description and Date of Credit Agreement:

Amended and Restated Credit Agreement dated as of November 9, 1998 by and among TBC Corporation, First Tennessee Bank National Association, as Administrative Agent, and the Lenders party thereto.

2.   Date of Assignment Agreement:  __________________, 19____.

3.   Amounts (As of Date of Item 2 above):



                                       Loan
                                      Facility    Letter of Credit Subfacility


     a.   Total of Commitments
          (Loans/Facility L/C's)(3)        $         [$                    ]*



     b.   Assignee's Percentage of each
          Facility purchased under the
          Assignment Agreement(4)*                    %



     c.   Amount of Assigned Share in
          each Facility purchased under the
          Assignment Agreement              $         [$                   ]*



4.   Assignee's Aggregate (Loan Amount/
     L/C Participation Amount)*
     Commitment Amount
     Purchased Hereunder:                                                  $

5.   Proposed Effective Date:


















     (3)If a Commitment has been terminated, insert outstanding Loans and Facility L/C's in place of Commitment.

     (4)Percentage taken to 10 decimal places.




Accepted and Agreed:

[NAME OF ASSIGNOR]                 [NAME OF ASSIGNEE]

By:                                By:

Title:                             Title:































              Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee.





































                                 EXHIBIT "I"
                           to Assignment Agreement

                                   NOTICE
                                OF ASSIGNMENT


                                         ________________, 19____


To:       TBC CORPORATION


          Attention:

          FIRST TENNESSEE BANK NATIONAL ASSOCIATION


          Attention:

From:     [NAME OF ASSIGNOR] (the "Assignor")

          [NAME OF ASSIGNEE] (the "Assignee")


     1. We refer to that Amended and Restated Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule I attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

     2. This Notice of Assignment (this "Notice") is given and delivered to the Borrower and the Administrative Agent pursuant to Section 12.3.2 of the Credit Agreement.

     3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of __________________, 19____ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in
Item 3 of Schedule 1 of all outstandings, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Administrative Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3.1 and 12.3.2 of the Credit Agreement have been delivered to the







Administrative Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

     4. The Assignor and the Assignee hereby give to the Borrower and the Administrative Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Administrative Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Administrative Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Administrative Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Administrative Agent, the Assignor will give the Administrative Agent written confirmation of the satisfaction of the conditions precedent.

     5. The Assignor or the Assignee shall pay to the Administrative Agent on or before the Effective Date the processing fee of $3,000 required by
Section 12.3.2 of the Credit Agreement.

     6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Administrative Agent the original Note received by it from the Borrower upon its receipt of a new
Note in the appropriate amount.

     7. The Assignee advises the Administrative Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

     8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

     9. The Assignee authorizes the Administrative Agent to act as its administrative agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Administrative Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.(5)










     (5)May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.


NAME OF ASSIGNOR                   NAME OF ASSIGNEE



By:                                By:

Title:                             Title:

ACKNOWLEDGED AND CONSENT TO        ACKNOWLEDGED AND CONSENTED TO
BY FIRST TENNESSEE BANK,           BY TBC CORPORATION
NATIONAL ASSOCIATION


By:                                By:

Title:                             Title:


          [Attach photocopy of Schedule 1 to Assignment]























                                 EXHIBIT "E"

                LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION


To:   First Tennessee Bank National Association as Administrative Agent (the
     "Administrative Agent") under the Credit Agreement Described Below.

Re: Amended and Restated Long Term Credit Agreement, dated November 9, 1998, (as the same may be amended or modified, the "Credit Agreement"), among TBC Corporation (the "Borrower"), the Lenders named therein and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

     The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.13 of the Credit Agreement.


Customer/Account Name:   TBC Corporation

Credit Funds to: Account No.: 00-0223239


Reference/Attention To:  First Tennessee Bank National Association
                         National Department


Authorized Officer (Customer Representative)

     1.   Ronald E. McCollough
          Senior Vice President Operations and Treasurer

     2.   Larry D.  Coley
          Vice President and Controller

     3.   Deron G.  Wisdom
          Manager of Credit and Banking










     4.   Elaine Rook
          Manager of Credit and Collections

(Deliver Completed Form to Credit Support Staff For Immediate Processing)



















































                                 EXHIBIT "F"

                             CONTINUING GUARANTY


     GUARANTY: To induce First Tennessee Bank National Association, as Administrative Agent, and the Lenders (singularly or collectively referred to as the "Bank"), pursuant to that certain Amended and Restated Short Term Credit Agreement dated November 9, 1998 and that Amended and Restated Long Term Credit Agreement dated November 9, 1998, as the same may be amended or restated from time to time hereafter, to make loans, extend or continue credit or some other benefit, including letters of credit and foreign exchange contracts, present or future, direct and indirect, and whether several, joint or joint and several (referred to collectively as "Liabilities"), to TBC Corporation, and its successors (the "Borrower"), and because the undersigned (the "Guarantor") has determined that executing this Guaranty is in its interest and to its financial benefit, the Guarantor absolutely and unconditionally guaranties to the Bank, as primary obligor and not merely as surety, that the Liabilities will be paid when due, whether by acceleration or otherwise. The Guarantor will not only pay the Liabilities, but will also reimburse the Bank for accrued and unpaid interest, and any expenses, including reasonable attorneys' fees, that the Bank may pay in collecting from the Borrower or the Guarantor, and for liquidating any collateral.

     LIMITATION: The Guarantor's obligation under this Guaranty is UNLIMITED. Unless otherwise specified below, the Guarantor's obligation shall be payable in U.S. Dollars.

     CONTINUED RELIANCE: The Bank may continue to make loans or extend credit to the Borrower based on this Guaranty until it receives written notice of termination from the Guarantor. That notice shall be effective at the opening of the Bank for business on the day after receipt of the notice.
 If terminated, the Guarantor will continue to be liable to the Bank for any Liabilities created, assumed or committed to at the time the termination becomes effective, and all subsequent renewals, extensions, modifications and amendments of the Liabilities.

     SETOFF: Upon any Default (as defined in the Obligations), the Bank shall have the right to setoff against Obligations:

     1. All securities and other property of the Guarantor in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);

     2. All property or securities declared or acknowledged to constitute security for any past, present or future liability, direct or indirect, of the Guarantor to the Bank;

     3.   All balances of deposit accounts of the Guarantor with the Bank.






The Bank shall have the right at any time to apply its own debt or liability to the Guarantor in whole or partial payment of this Guaranty or other present or future liabilities, direct or indirect, without any requirement for mutual maturity.

     If the Guarantor fails to pay any amount owing under this Guaranty, the Bank shall have all of the rights and remedies provided by law or under any other agreement to liquidate or foreclose on and sell any collateral, including but not limited to the rights and remedies of a secured party under the Uniform Commercial Code. These rights and remedies shall be cumulative and not exclusive. If the Guarantor is entitled to notice, that requirement will be met if the Bank sends notice at least seven (7) days prior to the date of sale, disposition or other event which requires notice. The proceeds of any sale shall be applied first to costs, then toward payment of the amount owing under this Guaranty. The Bank is authorized to cause all or any part of any collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. For purposes of the following paragraphs, "any collateral" shall include any collateral securing the Liabilities.

     ACTION REGARDING BORROWER: If any monies become available that the Bank can apply to the Liabilities (other than monies made available to the Bank by the Guarantor pursuant to this Guaranty), the Bank may apply them in any manner it chooses, including but not limited to applying them against liabilities which are not covered by this Guaranty. The Bank can take any action against the Borrower, any collateral, or any other person liable for any of the Liabilities. The Bank can release the Borrower or anyone else from the Liabilities, either in whole or in part, or release any collateral, and need not perfect a security interest in any collateral. The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on any collateral or right of set-off.
If the Borrower requests more credit or any other benefit, the Bank may grant it and the Bank may grant renewals, extensions, modifications and amendments of the Liabilities and otherwise deal with the Borrower or any other person as the Bank sees fit and as if this Guaranty were not in effect. The Guarantor's obligations under this Guaranty shall not be released or affected by (a) any act or omission of the Bank, (b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its assets, or (c) any change in the composition or structure of the Borrower or the Guarantor, including a merger or consolidation with any other person or entity.

     NATURE OF GUARANTY: This Guaranty is a guaranty of payment and not of collection. Therefore, the Bank can insist that the Guarantor pay immediately, and the Bank is not required to attempt to collect first from the Borrower, any collateral, or any other person liable for the Liabilities. The obligation of the Guarantor shall be unconditional and absolute, regardless of the unenforceability of any provision of any agreement between the Borrower and the Bank, or the existence of any defense, setoff or counterclaim which the Borrower may assert.








     OTHER GUARANTORS: If there is more than one Guarantor, their obligations under this Guaranty shall be joint and several. In addition, each Guarantor shall be jointly and severally liable with any other guarantor of the Liabilities. If the Bank elects to enforce its rights against less than all guarantors of the Liabilities, that election shall not release Guarantor from its obligations under this Guaranty. The compromise or release of any of the obligations of any of the other guarantors or the Borrower shall not serve to waive, alter or release the Guarantor's obligations. This Guaranty is not conditioned on anyone else executing this or any other guaranty.

     RIGHTS OF SUBROGATION: The Guarantor agrees not to enforce any rights of subrogation, contribution or indemnification that it has against the Borrower, any entity liable for the Liabilities, or any collateral, until the Liabilities are fully paid, even if all Liabilities are not covered by this Guaranty. The Guarantor further agrees that if any payments to the Bank on the Liabilities are in whole or in part invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, this Guaranty and the Bank's interest in any collateral remain in full force and effect (or are reinstated as the case may be) until payment in full of those amounts, which payment is due on demand.

     WAIVERS: The Guarantor waives any right it may have to receive notice of the following matters before the Bank enforces any of its rights: (a) the Bank's acceptance of this Guaranty, (b) any credit that the Bank extends to the Borrower, (c) the Borrower's default, (d) any demand, (e) any action that the Bank takes regarding the Borrower, anyone else, any collateral, or any Liability, which it might be entitled to by law or under any other agreement. Any waiver shall affect only the specific terms and time period stated in the waiver. The Bank may waive or delay enforcing any of its rights without losing them. No modification or waiver of this Guaranty shall be effective unless it is in writing and signed by the party against whom it is being enforced.

     REPRESENTATIONS BY GUARANTOR: Each Guarantor represents: (a) that the execution and delivery of this Guaranty and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this Guaranty is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Guarantor, other than a natural person, further represents: (a) that it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) that the execution and delivery of this Guaranty and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body; and
(ii) do not contravene the terms of its articles of






incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

     NOTICES: Notice from one party to another relating to this Guaranty shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or facsimile number set forth under its name by any of the following means: (a) hand delivery,
(b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, Purolator Courier or like overnight courier service or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. Notwithstanding the foregoing, notice of termination of this Guaranty shall be deemed received only upon the receipt of actual written notice by the Bank in accordance with the paragraph above labeled "Continued Reliance."

     LAW AND JUDICIAL FORUM THAT APPLY: This agreement is governed by Tennessee law. The Guarantor agrees that any legal action or proceeding against it with respect to any of its obligations under this Guaranty may be brought in any court of the State of Tennessee or of the United States of America for the Eastern or Western District of Tennessee, as the Bank in its sole discretion may elect. By the execution and delivery of this Guaranty, the Guarantor submits to and accepts, with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts. The Guarantor waives any claim that the State of Tennessee is not a convenient forum or the proper venue for any suit, action or proceeding.

     MISCELLANEOUS: Subject to the express provisions of any subsequent guaranty, Guarantor's liability under this Guaranty is independent of its liability under any other guaranty previously or subsequently executed by the Guarantor, as to all or any part of the Liabilities, and may be enforced for the full amount of this Guaranty regardless of the Guarantor's liability under any other guaranty. This Guaranty is binding on the Guarantor's heirs, successors and assigns, and will operate to the benefit of the Bank and its successors and assigns. The use of headings shall not limit the provisions of this Guaranty.

     WAIVER OF JURY TRIAL: The Bank and the Guarantor, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Guaranty or any related instrument or agreement, or any of the transactions contemplated by this Guaranty, or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Bank nor the Guarantor shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been




modified in any respect or relinquished by either the Bank or the Guarantor except by a written instrument executed by both of them.

Dated: November 9, 1998

                                   GUARANTOR:

ADDRESS:

                                   By:

                                   Its:





































                                    -129-